EXHIBIT 23(b)
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-22435 and 33-50816), on Form S-8 (Nos. 33-71298, 333-7798, 333-13714, 333-98601 and 333-125955), on Form F-8 (No. 333-129218) and on Form F-10 (Nos. 333-13470, 333-12588, 333-104688 and 333-104687) of Inco Limited of our report dated February 28, 2006 relating to the financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in each such Registration Statement on Form S-3 and Form F-10.
PRICEWATERHOUSECOOPERS LLP
Chartered Accountants
Toronto, Ontario
March 16, 2006